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                       NEW BRUNSWICK SCIENTIFIC CO., INC.
                             1989 STOCK OPTION PLAN
                                       FOR
                              NONEMPLOYEE DIRECTORS

1. Purpose

         The New Brunswick Scientific Co., Inc. 1989 Stock Option Plan for Nonemployee Directors (the "Plan") is intended to enable New Brunswick Scientific Co., Inc. (the "Company") to attract and retain experienced and qualified independent directors and to provide them with incentives to promote the best interests of the Company by enabling and encouraging them, through the grant of nonqualified stock options (the "Options") to acquire Company stock.

         As used in the Plan, the term "nonqualified stock options" means options which are not intended to qualify as incentive stock options under
Section 422A of the Internal Revenue Code of 1986. as amended from time to time (the "Code"). The term "related corporation" means any corporation which is a "subsidiary corporation" of the Company as defined in Section 425(f) of the Code.

2. Administration

         Except as otherwise provided below, the Plan shall be administered by a Stock Option Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") which shall be composed of at least three (3) persons who may, but need not be members of the Board of Directors. No member of the Committee shall be eligible to participate nor shall have been eligible to participate in the Plan (or in any other plan of the Company or any of its affiliates entitling the participants therein to acquire stock, stock options or stock appreciation rights of the Company or any of its affiliates) for a period of at least one (1) year prior to his or her election to serve on the Committee.

         Subject to the terms of the Plan, the Committee shall have the authority to determine the persons to whom nonqualified stock options shall be granted under the Plan and to recommend the date of grant and the other terms and conditions thereof. The Committee shall have the authority to establish. from time to time, such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan, and to make such determinations and interpretations under or in connection with the Plan and the Options granted hereunder, as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its stockholders. employees (including former employees), and directors. and any related corporation. and upon their respective legal representatives. beneficiaries, successors and assigns and upon all other persons claiming under or through any of them. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder, except those resulting from such member's willful misconduct.

         In addition to such other rights of indemnification as they may have as members of the Board or the Committee. the Company shall defend. indemnify and hold harmless the members of the Committee against all costs and expenses reasonably incurred by them in connection with any action. suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted hereunder, and against all amounts paid or payable by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid or payable by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith on the part of the Board or Committee member seeking indemnification hereunder, provided that upon the institution of any such action, suit or proceeding a Committee member shall, in writing, give the Company notice thereof and any opportunity. at its own expense. to handle and defend the same before such committee member undertakes to handle and defend it on her or his own behalf.

3. Eligibility

         The persons eligible to participate in the Plan shall be the nonemployee directors (except any director who may be ineligible as a result of his appointment to the Committee) of the Company who may be designated by the Committee. The persons eligible to receive Options under the Plan are hereinafter referred to as "Eligible Individuals".

4. Stock Subject to the Plan

         Subject to adjustment in accordance with the provisions of Section 10 hereof, 214,980 shares of Common stock, par value $.0625 per share of the Company ("Shares"), shall be available for the grant of Options under the Plan. Shares issuable under the Plan shall be authorized but unissued Shares of the Company, including treasury shares.

         If any Option granted under the Plan expires or otherwise terminates, in whole or in part. without having been exercised, the Shares subject to the unexercised portion of such Option shall be available for the granting of Options under the

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Plan as fully as if such Shares had never been subject to an Option.

5. Grants and Price of Options

         (a) Grants. From time to time until the expiration or earlier termination of the Plan, the Committee may grant Options to Eligible Individuals (such grantees are hereinafter referred to as "Optionees") under the Plan. Options granted pursuant to the Plan to such Eligible Individuals shall be in such form as the Committee shall from time to time approve, and shall be subject to the terms and conditions of this Plan.

         (b) Price of Options. The purchase price per share (the "Option Price") under each Option granted under the Plan shall be determined and fixed by the Committee in its discretion, but shall not be less than eighty-five percent (85%) of the fair market value of such Shares on the date of grant of such Option. The fair market value of a Share on any day shall mean (i) the last reported closing price of a share as quoted by the Nasdaq and reported in The Wall Street Journal (or other reputable financial publication in the event The Wall Street Journal is unavailable); or if at any time the Company's Common stock is not eligible for quotation on Nasdaq; (ii) such other method of determining fair market value as shall be permitted by the Code or the rules or regulations thereunder, and adopted by the Committee from time to time.

6. Term of Options

         Unless earlier terminated pursuant to any provision hereof, all Options granted under the Plan shall expire on a date which is no later than the date that is ten (10) years after the date of grant of such Option (the "Expiration Date").

7. Exercise and Payment

         (a) Exercise. Options shall become exercisable in installments. Twenty percent (20%) of the Options granted shall become exercisable one (1) year after the date upon which such Options are granted (the "Grant Date") and twenty percent (20%) shall become exercisable each year thereafter until all Options are exercisable at the end of five (5) years. Notwithstanding the foregoing sentence, all options shall immediately become exercisable upon the death of an Optionee. Except as otherwise provided in Section 8 below, Options shall only be exercisable by an Optionee while he or she remains a director of the Company. An Option which becomes exercisable pursuant to the foregoing provisions may be exercised at any time, in whole or in part, up to the expiration or termination of the Option; provided, however, that no Option may be exercised after ten (10) years after the Grant Date. Options may be exercised, in whole or in part, from time to time by giving written notice of exercise to the Company at its principal office, specifying the number of Shares to be purchased and accompanied by payment in full of the aggregate purchase price for such Shares. All Options may be exercised as to less than the full amount of Shares available at the time of exercise, but must be exercised in multiples of full Shares, rather than fractional Shares.

         (b) Payment. The Option Price shall be payable in cash or by check, bank draft, or postal or express money order.

8. Termination of Options and Transferability

         (a) Termination of Optionee's Directorship. If an Optionee ceases to be a director of the Company for any reason other than death (as described in Subsection (b) below) prior to the Expiration Date of any Options, such Option shall terminate immediately upon such cessation.
         (b) Death of Optionee. If an Optionee dies while a director of the Company and if on the dale of death an Optionee holds an Option that is not fully exercised. then for a period of six (6) months after the Optionee's death or the unexpired term of the Option, whichever is less, the Option may be exercised by the executor or administrator of the Optionee or by any person who acquires the Option from the Optionee by bequest or inheritance. to the extent that the Optionee could have exercised such Option on the date of his death.

         (c) Transferability. No Option shall be assignable or transferable by an Optionee otherwise than by will or by the laws of descent and distribution, and during the lifetime of the Optionee. the Option shall be exercisable only by him, or in the event of his legal disability, by his legal representative.

9. Registration of Shares

         The Company may, but shall not be obligated to, register the Options or the Shares received upon exercise of an Option, or both, with the Securities and Exchange Commission and any state securities law commission or agency. In the absence of such registration, both the Options and the Shares:

         (i) will be issued only pursuant to an exemption from registration;

         (ii) cannot be sold, pledged, transferred or otherwise disposed of in the absence of an effective registration statement

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         or an opinion of counsel satisfactory to the Company that such registration is not required; and

         (iii) will bear an appropriate restrictive legend setting forth the statement contained in subparagraph (ii) above.

         The Company shall not be required to sell or issue any Shares under any Option if the issuance of such Shares would, in the judgment of the Company, constitute or result in a violation by the Optionee or the Company of any provision of law or regulation of any governmental agency. The Company, at its discretion, may require the Optionee to sign, when exercising an Option. an investment letter satisfactory to the Company.

10. Adjustments

         (a) The number of Shares which may be issued under the Plan, as stated in Section 4 hereof, and the number of Shares issuable upon exercise of outstanding Options under the Plan (as well as the exercise price per share under such outstanding Options) shall be equitably adjusted by the Committee to reflect: (i) any stock dividend or stock split, (ii) any subdivision or combination of outstanding shares or (iii) any other reorganization or change in the stock or capital structure of the Company in connection with which the Company issues additional shares of capital stock without receiving any consideration therefor.

         (b) In the event the Company is liquidated or a corporate transaction described in Section 425(a) of the Code and the Treasury Regulations issued thereunder occurs (such as, for example, a merger, consolidation, acquisition of property or stock, separation, or reorganization), each outstanding Option shall be assumed by the surviving or successor corporation, if any.

11. Amendment or Discontinuance of the Plan

         The Board at any time, and from time to time, may suspend or discontinue the Plan or amend it in any respect whatsoever, provided, however, that, without the approval of the holders of at least a majority of the outstanding Shares, the Plan may not be amended so as to materially (a) increase the benefits accruing to participants under the Plan; (b) increase the number of Shares which may be issued under the Plan; (except for adjustments permitted or required under Section 10 hereof): (c) modify the requirements as to eligibility for participation in the Plan; or (d) materially increase the cost of the Plan to the Company; and provided further, that no such suspension, discontinuance or amendment shall materially impair the rights of any holder of an outstanding Option without the consent of such holder.

12. Application of Funds

         The funds received by the Company upon the exercise of Options and otherwise under the Plan shall be used for general corporate purposes as permitted by law.

13. Shareholder Approval

         This Plan is subject to the approval of the holders of at least a majority of the votes cast by the holders of Shares entitled to vote thereon; which approval shall be obtained at the annual shareholder's meeting following the adoption of the Plan by the Board. If the shareholders shall not approve the Plan as aforesaid, the Plan shall not be effective, and any and all actions taken prior thereto shall be null and void or shall, if necessary, be deemed to have been fully rescinded.

14. No Obligation to Exercise Option

         The granting of an Option shall impose no obligation upon an Optionee to exercise such Option.

15. Termination of Plan

         No Options may be granted after April 30, 1999, provided, however, that the Plan and all outstanding Options shall remain in effect until such Options have expired or vested, as the case may be, or are terminated in accordance with the Plan.

16. Miscellaneous Provisions

         (a) Rights as a Stockholder. An Optionee shall have no rights as a stockholder with respect to any Shares covered by his Option until the issuance of a stock certificate to him representing such Shares.

         (b) Option Agreement and Further Conditions. As soon as practicable after the grant of an Option, each Optionee shall enter into, and be bound by the terms of, a nonqualified stock option agreement (the "Nonqualified Stock Option Agreement") which shall state the number of Shares to which the Option pertains. The Nonqualified Stock Option Agreement shall set forth such terms, conditions and restrictions regarding the Option not inconsistent with the Plan as the Committee s all determine. Without limiting the generality of the foregoing, the Committee, in its discretion, may impose further conditions upon the
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exercisability of Options and restrictions on transferability with respect to
Shares issued upon exercise of Options.

         (c) Withholding of Taxes. The obligation of the Company to deliver Shares upon the exercise of any Option shall be subject to any applicable Federal, state and local tax withholding requirements.

         (d) Governing Law. This Plan shall, to the maximum extent possible, be construed in a manner consistent with the Code and shall otherwise be governed by the laws of the State of New Jersey.



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